Exhibit 99.1

For Immediate Release

iPass Reports First Quarter 2005 Results
Broadband Momentum Continues

REDWOOD SHORES, Calif., April 26, 2005 /PRNewswire-FirstCall/ — iPass Inc. (Nasdaq: IPAS) today announced financial results for its first quarter ended March 31, 2005. iPass is a leading provider of services that allow enterprise mobile workers to connect easily and securely to their corporate networks.

Revenues for the first quarter ended March 31, 2005 were $44.1 million, compared to $43.3 million for the quarter ended December 31, 2004, and compared to revenues of $40.7 million for the first quarter of last year. In addition, during the first quarter broadband revenues increased more than 40% to approximately $1.4 million from approximately $1.0 million in the quarter ended December 31, 2004, and $200,000 for the first quarter in 2004.

“During the first quarter of 2005 we continued our progress on a number of fronts, and are particularly proud that the number of distinct end-users of our service for the first quarter was the highest total in our history,” said Ken Denman, iPass Chairman and CEO. “Specifically, we are pleased with the strides we made in our broadband initiative and with our policy-based services. Our broadband revenues continue to show strong growth, growing at more than 40% for the sixth consecutive quarter. In addition, our policy-based services continue to gain acceptance in the marketplace as we were able to demonstrate by signing several new contracts for these services. Customer momentum also continued with iPass adding many new enterprise customers, including 14 more companies in the Forbes Global 2000, highlighted by the addition of Oracle. Lastly, we are pleased that the business continues to produce strong cash flow from operations.”

GAAP Results: Operating income for the first quarter was $6.0 million, compared with $7.1 million for the first quarter 2004. The decline in operating income is principally due to higher expenses associated with iPass’ acquisitions of Safe3w and Mobile Automation, which were completed in late 2004. Net income, calculated on the basis of generally accepted accounting principles (GAAP), for the first quarter was $4.1 million, or $0.06 per diluted share, based on 66.1 million fully diluted shares outstanding, compared with $4.7 million, or $0.07 per diluted share, based on 66.0 million fully diluted shares outstanding, for the first quarter 2004.

Non-GAAP Results: The following numbers are non-GAAP financial measures and exclude non-cash amortization of stock-based compensation and amortization of intangibles. Investors are encouraged to refer to the discussion later in this press release regarding the reasons why iPass discloses this information, and the table that reconciles the company’s GAAP results to its non-GAAP results in the back of this press release. Non-GAAP net income for the first quarter was $5.0 million, or $0.08 per diluted share, based on 66.1 million fully diluted shares outstanding, compared with $5.5 million, or $0.08 per diluted share, based on 66.0 million fully diluted shares outstanding, for the same period last year.

Business Highlights

Business highlights included:

•	The company announced that it has joined the Network Admission Control (NAC) program, an industry effort led by Cisco Systems to address the protection of enterprise networks from malicious threats. By integrating NAC capabilities into iPass Policy Orchestration, iPass is able to offer integration of Cisco-based networks. Policy Orchestration-enabled services complement emerging network compliance systems, such as Cisco NAC, Microsoft Network Access Protection (NAP) or Sygate Secure Enterprise, to increase the depth of security. While network compliance solutions protect networks against infected devices, iPass’ Endpoint Policy Management service focuses on protecting devices against malware delivered over networks, including the Internet. iPass is a member of the Cisco NAC program, Microsoft NAP Technology Adopter Program, and the Trusted Computing Group.

•	iPass expanded its Policy Orchestration capabilities to permit companies, through a version of the service that companies host themselves, to quickly bring remote and mobile devices into effective compliance with enterprise software policies as soon as they touch the Internet. The new Endpoint Policy Management—Enterprise service allows organizations to automatically distribute and upgrade software packages, as well as remove unauthorized or “rogue” applications, as soon as the device establishes an Internet or network connection.

•	iPass announced the availability of a 2.5 and 3G offering to its mix of services. By integrating the mobile data user and management experience into the iPass connectivity solution, enterprise customers are able to enhance their users’ connectivity choices in a secure fashion while reducing the management burden.

•	The company ended the first quarter with $158 million in cash, cash equivalents and short-term investments and no debt. The company’s cash balance increased due to strong positive cash flow from operations.

Operational Metrics

•	iPass reported that there were 530,000 distinct end users in the month of March 2005 compared with 518,000 in December 2004 and 521,000 in March 2004.

•	iPass reported that there were 19.3 million user sessions for the March 2005 quarter compared with 20.1 million for the December 2004 quarter and 20.6 million for the March 2004 quarter.

•	iPass added 14 new Forbes Global 2000 customers during the first quarter bringing its total to 263.

Company Projections

The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward-looking and actual results may differ materially.

For the quarter ended June 30, 2005, iPass projects revenue growth of approximately two to four percent over the March quarter and fully diluted GAAP earnings per share to be approximately $0.05-0.06. Fully diluted non-GAAP earnings per share, for the same period, are projected to be approximately $0.06-0.07. The difference between projected fully diluted GAAP earnings per share and projected fully diluted non-GAAP earnings per share of $0.01 is based on expected amortization of stock-based compensation of $320,000 as well as the expected amortization of intangibles related to the Safe3w and Mobile Automation acquisitions of $590,000 for the second quarter of 2005 which, when divided by an expected 66.5 million fully diluted shares outstanding, results in the $0.01 difference.

Conference Call

iPass will host a public conference call today to discuss this announcement at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time).

This call is being webcast by CCBN and can be accessed on the iPass web site at: http://investor.ipass.com/phoenix.zhtml?c=91479&p=irol-Calendar. The webcast will be available until iPass’ next earnings call.

A taped replay of this call will be available for two weeks following the call. The dial-in numbers for the replay are 888.286.8010 (U.S. and Canada) and 617.801.6888 (International). The ID number for the call is: 94379075.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About iPass Inc.

iPass Inc. (NASDAQ: IPAS) delivers simple, secure and manageable enterprise mobility services, that enable the maximization of the productivity of workers as they move between office, home and remote locations. iPass security services—based on unique Policy Orchestration capabilities—are focused on closing the gaps in protecting computers, network assets, user identities and data whenever users connect over the Internet. iPass connectivity services utilize the iPass global virtual network, a unified network of hundreds of dial-up, wireless and broadband providers in over 150 countries. iPass provides services to hundreds of Global 2000 corporations including General Motors, John Deere and Hershey Foods. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia Pacific. For more information visit www.ipass.com

iPass® is a registered trademark of iPass Inc.

iPass’ projections of its second quarter 2005 financial results under the caption “Company Projections” in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity and the risk that iPass will not be able to generate broadband revenues in the manner expected; volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass’ services; increased competition, which may cause pricing pressure on the fees iPass charges; the risk that iPass may encounter unexpected technical difficulties in enhancing iPass Policy Orchestration, which could delay or prevent the development of additional features of this product; the risk that security breaches may still occur despite the use of iPass Policy Orchestration by innovative hackers that develop new methods of avoiding security software; and the risk that the rate of adoption by enterprises of network security software or integrated secure connectivity solutions will not be as iPass anticipates, which if slow would reduce or eliminate the purchase of iPass’ Policy Orchestration. Detailed information about potential factors that could affect iPass’ business, financial condition and results of operations is included in iPass’ Annual Report on Form 10-K under the caption “Factors Affecting Operating Results” in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2005 and available at the SEC’s website at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

iPass provides non-GAAP net income and non-GAAP earnings per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. iPass believes that this presentation of non-GAAP net income and non-GAAP earnings per share, excluding the effect of amortization of stock-based compensation and the amortization of intangibles, provides additional useful information to management and investors. Furthermore, management excludes the effect of amortization of stock-based compensation and amortization of intangibles for budgeting purposes, as well as for analyzing the underlying performance of iPass. Management believes that although GAAP measures are important for investors to understand, providing investors with these non-GAAP measures provides investors additional important information to enable them to assess, in the way that management assesses, both the current and future operations of iPass.

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2005	2004
Revenues	$44,072	$40,695
Operating expenses:
Network access	10,492	9,052
Network operations	5,325	4,735
Research and development	4,480	3,210
Sales and marketing	12,673	11,544
General and administrative	4,189	4,227
Amortization of stock-based compensation (a)	360	787
Amortization of intangibles (b)	592	—

Total operating expenses	38,111	33,555

Operating income	5,961	7,140

Other income, net	773	491

Income before income taxes	6,734	7,631

Provision for income taxes	2,645	2,934

Net income	$4,089	$4,697

Net income per share:
Basic	$0.07	$0.08
Diluted	$0.06	$0.07
Number of shares used in per share calculations:
Basic	62,316,794	59,345,997
Diluted	66,127,536	65,972,452

A reconciliation between net income on a GAAP basis and non-GAAP net income is as follows:

GAAP net income	$4,089	$4,697
(a) Amortization of stock-based compensation	360	787
(b) Amortization of intangibles	592	—

Non-GAAP net income	$5,041	$5,484

A reconciliation between diluted net income per share on a GAAP basis and non-GAAP diluted net income per share is as follows:
GAAP diluted net income per share	$0.06	$0.07
Per share effect of amortization of stock-based compensation	0.01	0.01
Per share effect of amortization of intangibles	0.01	—

Non-GAAP diluted net income per share	$0.08	$0.08

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$34,164	$34,395
Short-term investments	123,892	117,940
Accounts receivable, net	26,488	23,884
Prepaid expenses and other current assets	3,259	3,161
Deferred income tax assets	6,335	8,642

Total current assets	194,138	188,022
Property and equipment, net	10,150	10,111
Other assets	1,225	1,224
Acquired intangibles, net	10,551	11,143
Goodwill	20,013	20,013

Total assets	$236,077	$230,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,484	$9,154
Accrued liabilities	14,274	14,137

Total current liabilities	23,758	23,291

Total liabilities	23,758	23,291

Stockholders’ equity:
Common stock	63	63
Additional paid-in capital	241,488	240,629
Deferred stock-based compensation	(1,396)	(1,782)
Accumulated other comprehensive income (loss)	(661)	(424)
Accumulated deficit	(27,175)	(31,264)

Total stockholders’ equity	212,319	207,222

Total liabilities and stockholders’ equity	$236,077	$230,513

Contacts

Investors:	Media:
Bryan R. Parker Sr. Director of Finance & IR 650-232-4170 ir@ipass.com	John Sidline Public Relations Manager 650-232-4112 pr@ipass.com